Exhibit 99.4

American Apparel, Inc.

Offer to Exchange

$206,000,000 aggregate principal amount of its outstanding 13.0% Senior Secured Notes due 2020
(CUSIPs 023850 AA8, 023850 AB6 and U02380 AA8)
Issued on April 4, 2013
for
$206,000,000 aggregate principal amount of 13.0% Senior Secured Notes due 2020 of
American Apparel, Inc.
(CUSIP            )
That Have Been Registered Under
the Securities Act of 1933, as Amended
Pursuant to the Prospectus, dated                        , 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON            , 2013, UNLESS THE COMPANY EXTENDS OR EARLIER TERMINATES THE EXCHANGE OFFER. IF THE COMPANY EXTENDS THE EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.

To:    Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        American Apparel, Inc. (the "Company") is offering to exchange an aggregate principal amount of up to $206,000,000 of its 13.0% Senior Secured Notes due 2020 issued on April 4, 2013 (the "Old Notes"), which represents the aggregate principal amount currently outstanding, for the Company's 13.0% Senior Secured Notes due 2020 that have been registered under the Securities Act of 1933, as amended (the "New Notes"), upon the terms and subject to the conditions set forth in the Prospectus, dated                        , 2013 (the "Prospectus") and the enclosed Letter of Transmittal (the "Letter of Transmittal"). In addition, in the event that the Company is required to issue additional notes in lieu of a portion of the cash interest payments upon the occurence of certain circumstances as described in the Prospectus, the Company also is offering to exchange up to an additional $19,451,960 aggregate principal amount of New Notes that have been registered under the Securities Act, which amount represents the Company's estimate of the maximum principal amount of such additional notes that would be required to be issued, for a like aggregate principal amount of Old Notes. The Exchange Offer is being made to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of April 4, 2013, by and among the Company, the guarantors referred to therein and Cowen and Company, LLC and Sea Port Group Securities, LLC, as representatives of the initial purchasers referred to therein.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

  1.
  Prospectus dated                        , 2013;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4.
  A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6.
  Return envelopes addressed to U.S. Bank National Association, the Exchange Agent for the Exchange Offer.

        YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2013, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY. IF THE COMPANY EXTENDS THE EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message (as defined in the Letter of Transmittal) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer—Guaranteed Delivery Procedures."

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
AMERICAN APPAREL, INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures